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Exhibit 99.(a)(1)(v)

         This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you are advised to consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

        June 20, 2006

NOTICE OF EXTENSION
of the
OFFER TO PURCHASE FOR CASH
all of the outstanding common shares of

CANADA SOUTHERN PETROLEUM LTD.

for
U.S. $7.50 cash for each Common Share
by

NOSARA HOLDINGS LTD.

a wholly-owned subsidiary of

PETRO-CANADA

This is a notice of extension (the "Notice") to the offer by Nosara Holdings Ltd. (the "Offeror") to purchase all of the issued and outstanding common shares (the "Common Shares") of Canada Southern Petroleum Ltd. ("Canada Southern"), including the Common Shares which become outstanding upon exercise of options to acquire Common Shares, set forth in the offer to purchase dated May 15, 2006 and the accompanying take-over bid circular, as amended by the notice of variation dated June 9, 2006 (the "Original Offer"). The Offeror hereby gives notice that it is extending the Original Offer as set forth in this Notice. See "Extension of the Offer" herein. The Original Offer, as amended by this Notice, is herein referred to as the "Offer". Capitalized terms used herein but not defined in this Notice have the meanings set out in the Original Offer.

THE OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 7:00 P.M. (MOUNTAIN DAYLIGHT TIME) ON JULY 5, 2006, UNLESS FURTHER EXTENDED OR WITHDRAWN.

Holders of Common Shares ("Shareholders") wishing to accept the Offer must (i) properly complete and duly execute the Letter of Transmittal (which is printed on green paper) and deposit it, together with certificates representing their Common Shares and all other documents required by the Letter of Transmittal, at the office of CIBC Mellon Trust Company (the "Depositary") or Mellon Investor Services LLC (the "U.S. Forwarding Agent") shown on the Letter of Transmittal and on the back page of this document, all in accordance with the transmittal instructions in the Letter of Transmittal, (ii) in the United States, follow the procedures for book-entry tender of Common Shares set forth in Section 3 of the Original Offer, "Manner of Acceptance", or (iii) request such Shareholder's broker, investment dealer, bank, trust company or other nominee to effect the transaction for such Shareholder. Persons whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer. See Section 3 of the Original Offer, "Manner of Acceptance".

Alternatively, a holder of Common Shares who wishes to deposit such Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Original Offer, "Manner of Acceptance".

Questions and requests for assistance may be directed to the Depositary or the U.S. Forwarding Agent and additional copies of this document, the Original Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery (which is printed on blue paper) may be obtained, without charge, on request from the Depositary or the U.S. Forwarding Agent at their offices shown in the Letter of Transmittal and on the back page of this document.

The Depositary for the Offer is: CIBC MELLON TRUST COMPANY 199 Bay Street, Commerce Court West, Securities Level Toronto, ON M5L 1G9 Telephone: (416) 643-5500 Toll Free: 1-800-387-0825
The U.S. Forwarding Agent for the Offer is:	The Information Agent for the Offer is:
MELLON INVESTOR SERVICES LLC 120 Broadway, 13th Floor New York, NY 10027 Toll Free: 1-800-387-0825	KINGSDALE SHAREHOLDER SERVICES INC. 130 King Street West, Suite 2950, P.O. Box 361 Toronto, ON M5X 1E2 Shareholders Call Toll Free: 1-866-639-8089 Banks and Brokers Call Collect: (416) 867-2272

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Offer is made for the securities of a Canadian company. It may be difficult for Shareholders to enforce their rights and any claim Shareholders may have arising under the United States federal or state securities laws, as the Offeror, Petro-Canada and Canada Southern are located in Canada, and some or all of their officers and directors may be residents of Canada. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. federal or state securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

Shareholders should also be aware that the Offeror or its affiliates may bid for or purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases, subject to applicable securities laws.

CURRENCY AND EXCHANGE RATES

All references in this Notice to "dollars" or "$" are to Canadian dollars, unless otherwise indicated. On June 19, 2006, the rate of exchange for the U.S. dollar, expressed in Canadian dollars, based on the noon rate as provided by the Bank of Canada was U.S. $1.00 = Canadian $1.1229.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Common Shares in such jurisdiction.

NOTICE OF EXTENSION

TO:    THE SHAREHOLDERS OF CANADA SOUTHERN PETROLEUM LTD.

        By notice to the Depositary and as set forth in this Notice, the Offeror is extending the Original Offer. Except as otherwise set forth in this Notice, the information, terms and conditions in the Original Offer continue to be applicable in all respects and this Notice should be read in conjunction therewith.

1.     Recent Developments

        On June 5, 2006, Canadian Superior Energy Inc. ("Canadian Superior") announced its intention to make an offer for all of the Common Shares on the basis of 2.75 shares of Canadian Superior and $2.50 in cash for each Common Share. The offer by Canadian Superior was mailed to Shareholders on June 19, 2006 and expires on July 26, 2006.

        On June 19, 2006, Canadian Oil Sands Trust ("COS") and Canada Southern announced that they had entered into an agreement pursuant to which a wholly-owned subsidiary of COS would make an offer to purchase all of the Common Shares for U.S. $9.75 in cash for each Common Share. The Offeror expects the offer by COS will expire on or about August 1, 2006.

2.     Extension of the Offer

        The Offeror has amended the Original Offer by extending the time during which the Offer is open for acceptance from 7:00 p.m. (Mountain Daylight Time) on June 20, 2006 to 7:00 p.m. (Mountain Daylight Time) on July 5, 2006. Accordingly, the definition of "Expiry Date" in the Offer has been amended to mean July 5, 2006, unless the Offer is extended (pursuant to Section 5 of the Original Offer, "Variation or Extension of the Offer"), in which event the Expiry Date shall mean the latest date on which the Offer as so extended expires, and the definition of "Initial Expiry Time" in the Offer has been amended to mean 7:00 p.m. (Mountain Daylight Time) on July 5, 2006.

3.     Time of Acceptance

        The Offer is open for acceptance until, but not later than, 7:00 p.m. (Mountain Daylight Time) on July 5, 2006, or until such time and date to which the Offer may be extended by the Offeror at its discretion unless withdrawn by the Offeror. See Section 2 of the Original Offer "Time of Acceptance".

4.     Manner of Acceptance

        Common Shares may be deposited to the Offer in accordance with the provisions set forth in Section 3 of the Original Offer "Manner of Acceptance".

5.     Take-up and Payment of Deposited Common Shares

        The Offeror will take up and pay for Common Shares validly deposited under the Offer and not withdrawn as set forth in Section 6 of the Original Offer, "Take-up and Payment for Deposited Common Shares".

6.     Withdrawal of Deposited Common Shares

        Shareholders have the right to withdraw Common Shares deposited pursuant to the Offer under circumstances and in the manner described in Section 7 of the Original Offer, "Withdrawal of Deposited Common Shares".

7.     Consequential Amendments to Offer, Circular, Letter of Transmittal and Notice of Guaranteed Delivery

        Consequential amendments in accordance with this Notice are deemed to be made where required to the Offer (including the Summary Term Sheet), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Except as varied hereby, all terms of the Original Offer remain in effect, unamended.

8.     Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides security holders of Canada Southern with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL AND CERTIFICATE

        The contents of this Notice have been approved, and the sending, communication or delivery thereof to the Shareholders has been authorized by the Board of Directors of the Offeror and Petro-Canada.

        The Original Offer, as amended by this Notice, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer within the meaning of the Securities Act (Québec).

        DATED: June 20, 2006

NOSARA HOLDINGS LTD.

(Signed) KATHLEEN E. SENDALL President	(Signed) JOHN D. MILLER Vice President
On behalf of the Board of Directors

(Signed) W.A. (ALF) PENEYCAD Director	(Signed) HUGH L. HOOKER Director
PETRO-CANADA

(Signed) RON A. BRENNEMAN President and Chief Executive Officer	(Signed) E.F.H. ROBERTS Executive Vice President and Chief Financial Officer
On behalf of the Board of Directors

(Signed) BRIAN F. MACNEILL Director	(Signed) PAUL D. MELNUK Director

The Depositary for the Offer is:
CIBC MELLON TRUST COMPANY
By Mail	By Registered Mail, Hand or Courier
P.O. Box 1036 Adelaide Street Postal Station Toronto, ON M5C 2K4	199 Bay Street Commerce Court West Securities Level Toronto, ON M5L 1G9
Telephone: (416) 643-5500 Toll Free: 1-800-387-0825 E-Mail: inquiries@cibcmellon.com
The U.S. Forwarding Agent is:
MELLON INVESTOR SERVICES LLC By Mail, Registered Mail, Hand or Courier 120 Broadway, 13th Floor New York, NY 10027
Toll Free: 1-800-387-0825
The Information Agent is:

The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, ON M5X 1E2
Shareholders Call Toll Free: 1-866-639-8089 Banks and Brokers Call Collect: (416) 867-2272
E-mail: shareholder@kingsdalecapital.com Toll Free Facsimile: 1-866-545-5580

Any questions and requests for assistance may be directed by holders of Common Shares to the Depositary, the U.S. Forwarding Agent or the Information Agent at their telephone numbers and locations set forth above. Additional copies of this Notice, the Offer and Circular, the Letter of Transmittal
and the Notice of Guaranteed Delivery may be obtained from the Depositary, the U.S. Forwarding Agent or the Information Agent.

QuickLinks

  Exhibit 99.(a)(1)(v)
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
CURRENCY AND EXCHANGE RATES
NOTICE OF EXTENSION
APPROVAL AND CERTIFICATE